Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Dynamix Corporation III of Amendment No. 2 to the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Dynamix Corporation III in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 10, 2025	/s/ James Henderson
Name: James Henderson